Exhibit 99.3

Agreement to Act in Concert

(English Translation)

This Agreement to Act in Concert (hereinafter referred to as this “Agreement”) was signed by the following two parties in Fuzhou on June 13, 2015:

Party A:	Wenshan Xie, National ID: XXX
Party B:	Chuijie Wen, National ID: XXX

Zhengdong Zhang, National ID: XXX

Fang Chen, National ID: XXX

Qinghua Xie, National ID: XXX

Baoyu Dong, National ID: XXX

In view of:

1. Wenshan Xie is a Chinese natural person with full civil capacity. He currently holds equity interests in Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (hereinafter referred to as “the Company”).

2. Party B holds the shares of the Company directly.

A. Each of Party B undertakes, as a shareholder of the Company from the date of signing this Agreement, to act in concert with Wenshan Xie in respect of the proposal rights, voting rights, and decision making on daily production and operation, and other important matters of the Company. It will act in concert with Wenshan Xie when it exercises of voting rights and decision-making power in accordance with the law on the Company’s production and operation and other major matters, including(but not limited to) the following:

(a)	to determine the business policy and investment plan;

(b)	to elect and replace the directors and supervisors who are not representatives of workers, and to decide on matters relating to the remuneration of the directors and supervisors;

(c)	to review the annual budget and final accounts;

(d)	to review the profit distribution plan and the plan to cover losses;

(e)	to adopt resolutions on the increase or decrease of the registered capital;

(f)	to adopt resolutions on the issuance of Company stock, options and debts;

(g)	to adopt resolutions on matters such as merger, spin-off, dissolution, liquidation or otherwise change of company form;

(h)	to amend the Company’s Articles of Association;

(i)	to adopt resolutions on the engagement and dismissal of the Company’s accounting firm;

(j)	to determine on matters related to external investment, acquire and sell assets, pledge of assets, external guarantee, authorized financial management, and related party transactions;

(k)	to decide to cease the Company’s current operation or make material changes or adjustments to the nature of the Company’s business;

(l)	to decide other matters that shall be decided at the shareholders’ meeting (or by the board of directors) of the Company.

B. Each of Party B further undertakes to:(1) in accordance with the relevant laws and regulations such as the Company Law and the articles of association of the Company, it will vote on the matters that need to be decided at the shareholders’ meeting (or by the board of directors) of the Company consistent with Party A; (2) exercise its rights in accordance with relevant laws and regulations, this Agreement, other agreements between the parties and their respective commitments. (3) During the term of this Agreement, except for the circumstances in which it shall be excused due to involvement in a related party transaction, as a shareholder of the Company, it shall ensure that it will exercise its voting rights in concert with Party A at the shareholders’ meeting of the Company. During the term of this Agreement, Party B may participate in the shareholders’ meeting of the Company and exercise its voting rights in person, or by proxy.

C. Party A undertakes, as the actor of concerted action of Party B, that the exercise of shareholders’ rights and directors’ authority shall not violate the provisions of laws, regulations, and articles of association of the Company, and shall not harm the interests of the Company and other shareholders, nor affect the normal operation of the Company.

D. This Agreement shall come into force upon the execution by both parties and shall be governed by the laws of the People’s Republic of China.

(No text below)

Party A:	/s/ Wenshan Xie
Party B:	/s/ Chuijie Wen

/s/ Zhengdong Zhang

/s/ Fang Chen

/s/ Qinghua Xie

/s/ Baoyu Dong